As filed with the Securities and Exchange Commission on July 8, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Moving iMage Technologies, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or jurisdiction of incorporation or organization)	3861 (Primary Standard Industrial Classification Code Number)	85-1836381 (I.R.S. Employer Identification No.)
17760 Newhope Street,
Fountain Valley, California 92075
(714) 751-7998
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)
Phil Rafnson
President and Chief Executive Officer
17760 Newhope Street,
Fountain Valley, California 92075
(714) 751-7998
(Name including zip code and telephone number,
including area code, of agent for service)
With copies to:
Thomas J. Poletti, Esq. Katherine J. Blair, Esq. Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, California 92626 (714) 371-2501	Ralph V. De Martino, Esq. Cavas S. Pavri, Esq. Schiff Hardin LLP 901 K Street, NW, Suite 700 Washington, DC 20001 (202) 724-6848
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒   Registration No. 333-234159
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share(4)	$2,415,000	$263.48
Underwriters’ Warrants	$—	$—
Common Stock issuable upon exercise of Underwriters’ Warrants(4)(5)	$150,938	$16.47
Total	$2,565,938	$279.95

(1)
In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, and includes shares of common stock, par value $0.0001 per share, of Moving iMage Technologies, Inc. (the “Common Stock”), that the underwriters have an option to purchase to cover over-allotments, if any.

(3)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder.

(4)
Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations, or other similar transactions.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue upon the closing of this offering, warrants to the underwriters entitling them to purchase up to 5.0% of the aggregate shares of Common Stock sold in this offering (the “Underwriters’ Warrants”). The Underwriters’ Warrants are exercisable at a per-share exercise price equal to 125% of the public offering price per share of Common Stock.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXPLANATORY NOTE
This Registration Statement is being filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, for the purpose of registering the following securities of Moving iMage Technologies, Inc. (the “Company”): (i)  $2,415,000 of shares of common stock, $0.0001 par value (“Common Stock”), (ii) Underwriters’ Warrants to purchase shares of Common Stock, and (iii) $150,938 of shares of Common Stock underlying Underwriters’ Warrants. This Registration Statement relates to the offering of shares of the Company’s Common Stock contemplated by its Registration Statement on Form S-1 (File No. 333-234159), which was initially filed with the Securities and Exchange Commission on October 11, 2019, and which, as amended, was declared effective on July 7, 2021 (the “Prior Registration Statement”). This Registration Statement is filed for the sole purpose of increasing the number of securities being offered. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

Item 16. Exhibits and Financial Statement Schedules.
EXHIBIT INDEX
Index to Exhibits
Exhibit No.	Exhibit Description
5.1	Opinion of Manatt, Phelps & Phillips, LLP
23.1	Consent of CohnReznick LLP

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Valley, State of California, on the 7th day of July, 2021.
Moving iMage Technologies, Inc.
By:
/s/ Phil Rafnson

Name: Phil Rafnson
Title:   Chief Executive Officer
This registration statement has been signed by the following persons, in the capacities, and on the dates indicated.
Name and Signature	Title	Date
/s/ Phil Rafnson Phil Rafnson	President, Chief Executive Officer and Chairman of the Board	July 7, 2021
/s/ Michael Sherman Michael Sherman	Chief Financial Officer and Principal Accounting Officer	July 7, 2021
/s/ Katherine D. Crothall, Ph.D. Katherine D. Crothall	Director	July 7, 2021
/s/ John C. Stiska John C. Stiska	Director	July 7, 2021
/s/ Scott Anderson Scott Anderson	Director	July 7, 2021